Exhibit 99.1

Harrington West Financial Group, Inc. Announces Financial Results for the December 2008 Quarter and the Full Year 2008

SOLVANG, Calif.--(BUSINESS WIRE)--March 30, 2009--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division Harrington Bank, today announced a net loss for the December 2008 quarter of $4.3 million or 66 cents per diluted share compared to a net profit of $619 thousand or 11 cents per diluted share in the quarter a year ago. For the full year of 2008, HWFG reported a net loss of $10.8 million or $1.78 per diluted share compared to a net profit of $4.2 million or 74 cents per diluted share in 2007.

The net loss for the December 2008 quarter of $4.3 million was comprised of the following components:

1.	$1.3 million of after-tax core banking income (net interest income before provision for loan loss plus banking fee income minus operating expenses).
2.	$2.1 million after-tax other-than-temporary impairment on $8.3 million of securities available-for-sale. This loss was transferred from equity to earnings upon determination of the other-than-temporary impairment and, therefore, has no effect on book value per share.
3.	$3.3 million of after-tax provisions and write-downs on loans and real estate owned. On a pre-tax basis, this expense includes $4.5 million of provision for loan losses and $1.4 million of write-downs on real estate owned.
4.	$248 thousand of after-tax reclassification of the gain on termination of cash flow hedges.

The net loss for the year-ended December 31, 2008 of $10.8 million was comprised of the following components:

1.	$5.8 million of after-tax core banking income (net interest income before provision for loan loss plus banking fee income minus operating expenses).
2.	$7.0 million of after-tax other-than-temporary impairments on $17.5 million of securities held available-for-sale. This loss was transferred from equity to earnings upon determination of the other-than-temporary impairment and, therefore, has no effect on book value per share.
3.	$6.8 million in after-tax addition to reserves and write-downs on loans and real estate owned. On a pre-tax basis, this expense includes $7.0 million of provision for loan losses and $4.4 million of write-downs on real estate owned.
4.	$2.8 million of after-tax net losses on AAA-rated commercial mortgage-backed securities (CMBS) total rate of return swaps, CMBS, CMBS hedges and terminated cash flow swaps, and other securities, loans and assets.

Book value per common share was $6.37 at December 31, 2008 compared with $7.52 and $9.91 at September 30, 2008 and December 31, 2007, respectively. HWFG’s book value per share has been negatively affected by the losses incurred during the year, the decline in the value of the investment securities portfolio and the LIBOR cash flow hedges of interest rate risk, and raising additional common capital at $6.25 per share.

As previously announced on December 30, 2008, HWFG completed the second closing of its $10.0 million private placement of common and preferred stock to Concordia Financial Services Fund LP (Concordia). In the second closing, Concordia purchased for cash, 180,082 shares of common stock at $6.25 per share and 24,242 shares of non-cumulative, Series A perpetual preferred stock at $25 per share with an 8% annual dividend, convertible into 4 shares of common stock ($6.25 conversion price) for $1.7 million in gross proceeds. In addition, HWFG holds $3.9 million in demand notes from Concordia for the remaining 401,150 shares of common and 54,001 shares of Series A preferred to be purchased as part of the second closing, and which will not be issued until the payoff of the notes. The notes are collateralized by the 180,082 shares of common and the 24,242 shares of preferred purchased in the second closing for cash. As of today, the notes remain unpaid and HWFG is working with Concordia to obtain payment. On September 29, 2008, Concordia previously purchased 458,768 shares of common stock and 61,757 of the preferred stock on the same terms for proceeds of $4.4 million. An additional 57,000 shares of the preferred stock were purchased on September 29, 2008 by other accredited investors and HWFG Board members for $1.4 million in proceeds. The HWFG’s Board of Directors continued the suspension of its quarterly common dividend to preserve capital in the current economic environment.

Agreement with the Office of Thrift Supervision (OTS)

Although LPB remained well capitalized at December 31, 2008 by regulatory standards with a risk based capital ratio exceeding 10.0% at 10.21% and a Tangible Capital ratio exceeding 5.0% at 7.24%, the OTS can require higher capital levels based on the risk profile of the institution and economic circumstances. We expect to enter into an agreement with the OTS to raise Los Padres Bank’s risk-based capital level to 12% and to maintain a tangible capital ratio of 7% over a reasonable period of time. In addition, HWFG and LPB are expected to agree to the following:

1.	To submit a business plan that addresses the strategies and business tactics to meet the required capital levels and improves the institution’s profitability.
2.	To augment its loan concentration policy to address concentrations as a percentage of unimpaired capital.
3.	To revise its liquidity policy to address long and short term liquidity needs and to maintain adequate liquidity.
4.	To expand and revise its internal asset review policy so it is commensurate with the institution’s size, risk, and the complexity of its lending activities, and to engage a third-party review of the commercial lending activities and the adequacy of its allowance for loan losses. LPB will incorporate the reasonable recommendations into its policy.

In addition to these primary activities of the agreement, Los Padres Bank and HWFG will have the following restrictions until released by the OTS after compliance with the capital requirements and other activities:

1.	HWFG and LPB will not declare, make, or pay any dividends or capital distributions without obtaining the prior written non-objection of the OTS.
2.	HWFG will limit its growth in assets in any quarter to the interest credited on deposits.
3.	HWFG will not incur, issue, renew, repurchase, or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written non-objection of the OTS. HWFG has no short term debt, only long term trust preferred obligations.
4.	HWFG shall not make any golden parachute payment or indemnification payment unless they comply with the requirements of regulation. HWFG will not enter into new compensation arrangements without the prior written non-objection of the OTS. HWFG and LPB senior officers have no employment agreements, although Concordia required them as a covenant of its stock purchase agreement with HWFG, as an incentive to retain management.
5.	LPB and HWFG must notify the OTS at least 30 days before the employment of any senior executive officer or new member of the Board(s) of Directors.
6.	LPB will not issue brokered deposits without the prior written approval of the Federal Deposit Insurance Corporation (FDIC).
7.	LPB will purchase only agency backed and securities backed by the full faith and credit of the US government without the prior non-objection of the OTS.
8.	LPB shall not enter into third party contracts outside of the normal course of business without the prior written non-objection of the OTS.
9.	LPB shall not engage in any transaction with affiliates or subsidiaries (except exempt transactions) without the prior written non-objection of the OTS.

HWFG and LPB have been successfully addressing the activities outlined in the agreement with the OTS for several months. HWFG plans to comply with the capital requirements largely through the reduction of securities and loans and their related liabilities, the settlement of the $3.9 million in notes by Concordia for the remaining equity capital purchased by Concordia in the second closing, and possible selected equity capital raising from private and Government sources, if needed. HWFG has been successful in raising over $11.8 million of private equity capital in 2008. Management is also working to restore HWFG and LPB to profitability through its rigorous special asset management and resolution programs so its core banking income will exceed any further reserves and write-downs of loans and securities. HWFG and LPB have always expeditiously responded to, and complied with, any formal or informal agreements with the OTS.

Financial Performance Analysis

HWFG continues to be affected by the very weak housing market, the credit crisis, and the economic recession. This environment has had a substantial negative impact on real estate values with double digit declines in residential related and some commercial real estate throughout HWFG’s markets. Although HWFG’s non-performing loans remain at a level below the median level for all FDIC insured institutions, classified loans, where receipt of the originally scheduled payments is improbable, must be written down to current appraised values. With lower valuations, this situation is adding to the non-cash write-downs and loan loss reserves. Also, with the weak housing market and economy, the underlying mortgage loans, in a group of approximately $17.5 million book value of mortgage securities, have shown delinquency and loss factors on sale of real estate owned, which on HWFG’s cash flow models indicate that all principal will not be returned on the securities. These securities are, therefore, other-than-temporarily impaired and have been written down to fair value. Fair values of the securities have also been adversely affected by the highly illiquid and distressed mortgage securities markets. Management remains focused on minimizing problem assets and maintaining higher capital levels as it works to restore HWFG to profitability.

As such, loan spreads have been widened to compensate for the higher credit risk in the environment, while various funding sources have been utilized to reduce the overall cost of funds and to generate additional liquidity. Selected asset reduction is also being employed to boost capital ratios. The summary of financial results for the December 2008 quarter and full year as follows:

1.	Net interest income before the provision for loan losses and net interest margin increased in the December 2008 quarter from the September 2008 quarter by $104 thousand and 9 basis points to $7.8 million and 2.76% respectively. However, in 2008, net interest income and net interest margin were $30.5 million and 2.59%, down from $31.9 million and 2.90%, respectively, in 2007.
2.	HWFG increased the allowance for loan losses by $4.5 million in the December 2008 quarter based on its credit reserve policy. The total allowance for loan losses was $11.4 million or 1.41% of loans at December 31, 2008 compared to $6.4 million or .82% of loans at December 31, 2007.
3.	Total banking fee and other income was $911 thousand in the December 2008 quarter compared to $1.1 million in the December 2007 quarter and $1.1 million in the September 2008 quarter. Banking fee and other income was $3.9 million in 2008 compared with $4.3 million in 2007.
4.	Operating expenses were $6.2 million in the December 2008 quarter compared to $5.7 million in the December 2007 quarter and $6.3 million in the September 2008 quarter. Total operating expenses were $24.7 million in 2008 compared to 22.9 million in 2007, a 7.7% increase.
5.	Net loan balances were $798.3 million at December 31, 2008 compared to $782.6 million at December 31, 2007 and $811.4 million at September 30, 2008.
6.	Non-accrual loans and real estate owned (net of reserves) were $19.6 million or 2.42% of total loans at December 31, 2008 compared to $10.3 million or 1.26% of total loans at September 30, 2008 and $3.3 million or .42% of total loans at December 31, 2007.
7.	Retail and commercial deposits (net of brokered and California State deposits) were $786.7 million at December 31, 2008 compared to $785.8 million at December 31, 2007 and $770.2 September 30, 2008. HWFG had $112.9 million in brokered deposits at December 31, 2008, compared to $50.5 million and $132.4 million of California State CDs and brokered deposits at December 31, 2007 and September 30, 2008, respectively.
8.	The available-for-sale investment portfolio was $273.7 million at December 31, 2008 compared to $351.5 million at December 31, 2007 and $285.1 million at September 30, 2008.

Net Interest Income

Net interest income before the provision for loan losses and net interest margin have improved over the last two quarters as the lag in the repricing of HWFG’s CD deposit accounts started to catch-up with the repricing of HWFG’s floating rate LIBOR and PRIME based loans and securities, and as HWFG reduced lower spread investment securities at the end of the June 2008 quarter. Furthermore, HWFG has made a concerted effort to re-price loan renewals and new loans at wider spreads to its funding cost to compensate for the credit environment. HWFG also benefited from the higher floating LIBOR rates on which approximately $203.8 million of securities re-price relative to Federal Funds on which its borrowings re-price. This spread advantage, however, declined later in the December 2008 quarter as the Federal Reserve and Treasury actions proved to assist in lowering the LIBOR rates relative to the Federal Funds target rate. Somewhat higher non-accrual loans also are negatively affecting net interest income. Net interest income and margin were $7.8 million and 2.76%, respectively, in the December 2008 quarter compared to $7.7 million and 2.67% in the September 2008 quarter. For the full year of 2008, net interest income before the provision for loan losses and net margin were $30.5 million and 2.59% compared with $31.9 and 2.90%, respectively, in 2007. The decline in net interest income and margin during 2008 were the direct result of the significant decline in the PRIME (down 4.0 percentage points in 2008) and LIBOR rates relative to the lag in the re-pricing of HWFG’s deposits, which have approximately a 6 month longer duration on average.

Banking Fee Income

Banking fee and other income was $911 thousand in the December 2008 quarter compared to $1.1 million in the December 2007 quarter and $1.1 million in the September 2008 quarter. Banking fee and other income was $3.9 million in 2008 compared with $4.3 million in 2007. The decline in banking fee income in the December 2008 quarter is due primarily to a lower overall crediting rate on the cash surrender value of HWFG’s Bank Owned Life Insurance (BOLI) due to market conditions, and to somewhat lower Harrington Wealth Management fees due to the decline in equity values of the investment assets managed.

The following schedule shows the comparisons of income sources:

Banking Fee & Other Income
(Dollars in thousands)

	December 2008 Quarter	December 2007 Quarter	September 2008 Quarter	December 2008 YTD	December 2007 YTD	Annual Percentage Change
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$147	$204	$125	$608	$832	(26.9%)
Deposit, Other Retail Banking Fees & Other Fee Income	503	425	520	1,903	1,665	14.3%
Harrington Wealth Management Fees	198	241	234	941	956	(1.6%)
Increase in Cash Surrender Value of Life Insurance, net	63	257	180	485	873	(44.4%)
Total Banking Fee & Other Income	$911	$1,127	$1,059	$3,937	$4,326	(9.0%)

Operating Expenses

Operating expenses of $6.2 million declined in the December 2008 quarter relative to the $6.3 million of the September 2008 quarter and were $24.7 million for 2008 compared to $22.9 in 2007, an increase of 7.7%. Operating expenses have been affected by the following major factors:

1.	With lower loan volumes as HWFG sought to build capital levels, the deferral of loan origination costs has been reduced, thus increasing expenses about $180 thousand on a quarterly basis.
2.	With higher levels of real estate owned, the cost to stabilize and maintain the real estate has increased expenses about $145 thousand per quarter, especially considering initial acquisition and refurbishment, when necessary.
3.	Deposit insurance premium expense was reinstated in the June 2008 quarter after the HWFG’s FDIC insurance credit was fully exhausted, adding about $140 thousand in expense per quarter.
4.	Discretionary cash incentive compensation and 401(K) expense was eliminated in 2008 reducing quarterly expenses by $57 thousand on average, most of which was recorded in the December 2008 quarter and largely accounts for the decrease in operating expenses in this quarter over the September 2008 quarter.

Management is focused on containing costs as it works through the economic recession and restores HWFG to profitability.

Loans

Net loans declined $13.0 million in the December 2008 quarter to $798.3 million as HWFG continued to be selective on new credits, and prepayments increased moderately from the September 2008 quarter. HWFG has curtailed land and land development loans until the real estate markets show signs of recovery and is being very selective on commercial credits to build capital levels. The trends and the mix of the loan portfolio are shown in the following table:

HWFG Net Loan Growth and Mix
(Dollars in millions)
	December 31, 2008		September 30, 2008		December 31, 2007
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$260.9	32.2%	$263.6	32.1%	$266.3	33.6%
Multi-family Real Estate	85.2	10.4%	89.2	10.9%	82.7	10.4%
Construction (1)	125.7	15.4%	129.2	15.8%	126.5	16.0%
Single-family Real Estate	139.3	17.2%	137.8	16.8%	125.5	15.9%
Commercial and Industrial Loans	118.9	14.7%	120.7	14.7%	117.8	14.9%
Unimproved Land	48.5	6.0%	48.6	5.9%	45.3	5.7%
Consumer Loans	29.8	3.7%	28.0	3.4%	24.5	3.1%
Other Loans (2)	3.1	0.4%	3.2	0.4%	2.8	0.4%
Total Gross Loans	811.4	100.0%	820.3	100.0%	791.4	100.0%
Allowance for loan loss	(11.4)		(7.0)		(6.4)
Deferred fees	(1.2)		(1.4)		(1.9)
Discounts/Premiums	(0.5)		(0.5)		(0.5)
Net Loans Receivable	$798.3		$811.4		$782.6

(1) Includes loans collateralized by residential, commercial and land properties.
(2) Includes loans collateralized by deposits and consumer line of credit loans.

Asset Quality

Non-accrual loans and real estate owned (net of reserves) were $19.6 million or 2.42% of loans at December 31, 2008 compared with $10.3 million at September 30, 2008 and $3.3 million at December 31, 2007. This non-performing asset ratio of 2.42% at December 31, 2008 was less than the median ratio for all FDIC insured institutions of 2.93%. HWFG is continuing to manage the portfolio with a heightened concern and attention given the very adverse credit conditions and the extremely weak housing market putting considerable stress on borrowers. Non-performing loans at December 31, 2008 were $12.1 million and included $5.7 million of construction loans, $4.2 million of commercial and industrial loans, $805 thousand of commercial real estate loans, $593 thousand of land development loans, $444 thousand of single family residential loans, $224 thousand of consumer loans, and $135 thousand of multi-family loans. The real estate owned of $7.5 million included a $4.0 million parcel of entitled land in southern California for residential development on which the bank has received a letter of intent for purchase at $4.0 million, rental properties of $2.4 million in the Kansas City metro that the bank has selectively refurbished to increase occupancy and rental income for future sale, $543 thousand on a participation loan in a high-end residential development and 3 single family residences totaling $525 thousand on the California central coast and Kansas City markets. On February 6, 2008, HWFG accepted a purchase contract for a single family property owned by the Bank on the central coast of California for approximately $326 thousand, net of closing costs, resulting in at a slight gain to its carrying value.

Deposits

Retail and commercial deposits (net of brokered deposits of $112.9 million), increased by $16.5 million in the December 2008 quarter to $786.7 million, as depositors were calmed by the temporary $250 thousand retail deposit insurance limit and unlimited commercial deposit insurance. HWFG’s actions to further educate its staff on all aspects of FDIC insurance coverage and related changes, and to initiate further deposit promotions of its Power-up checking/MMDA relationship account by adding a Certificate of Deposit feature, have proven fruitful. Retail and commercial deposits (net of brokered CD and California State deposits) increased $901 thousand from $785.8 million in 2007 to $786.7 million in 2008. The Bank’s liquidity has improved with $125 million of excess borrowing capacity at December 31, 2008. Net of California State and brokered deposits, the cost of retail and commercial deposits decreased 135 bps during the year from 4.15% at December 31, 2007 to 2.80% at December 31, 2008.

Investments

The available-for-sale investment portfolio continues to decrease from principal repayments and prepayments and is now $273.7 million. These principal reductions averaged approximately $12.5 million per quarter in 2008. The portfolio remains performing and largely highly-rated with 64.4% rated AA or higher by all rating agencies rating the securities. Securities with a fair value of $25.9 million have been downgraded by at least one rating agency to below investment grade as of December 31, 2008 compared with $16.0 million at September 30, 2008. Of those below investment grade securities, $8.3 million of these securities were written down by $3.8 million before-tax in the December 2008 quarter, and $17.5 million of securities were written down by $11.8 million for all of 2008. HWFG continues to believe that the after-tax mark-to-market loss on available-for-sale securities of $17.1 million recorded in HWFG’s equity will be recovered to a material extent as the credit markets stabilize or as principal on these securities is returned to HWFG at par over their average 4 year life.

Closing Comments

In commenting on the results and developments of the December 2008 quarter, Craig J. Cerny, Chairman and CEO of HWFG stated: “We are very disappointed to report a net loss for the quarter and the 2008 year. The extremely weak real estate markets combined with poor economic and credit conditions have had substantial negative effects on borrowers and the value of housing, causing the write-downs in the period on real estate owned, some classified loans, and selected securities. We continue to believe we have isolated the problem securities and loans to a manageable level and hope to produce improved results in 2009. We are pleased to have raised $11.8 million of equity capital in 2008 in very turbulent financial markets. Given our agreement with the Office of Thrift Supervision, we are paring-back high risk-weighted assets through pay down and pay-offs and selected sales of loans and securities. We are also evaluating other strategic options to meet these goals.”

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $150.4 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets and its securities portfolio, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per	Quarter Ended		Twelve Months Ended
share data)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Interest income	$16,495	$21,249	$72,100	$80,124
Interest expense	8,706	12,740	41,649	48,271
Net interest income	7,789	8,509	30,451	31,853
Provision for loan losses	4,525	250	6,990	650
Net interest income after provision for loan losses
	3,264	8,259	23,461	31,203
Non-interest income:
Gain/loss on sale of AFS	-	-	1,107	(1,004)
Loss from trading assets	(8)	(2,424)	(8,699)	(2,798)
Other-than-temporary loss	(3,767)	(247)	(11,824)	(2,153)
Gain on termination of cash flow hedge	(450)	-	1,889	-
Loss on write-down of real estate owned	(1,446)	-	(4,442)	-
Other gain/(loss)	(4)	(1)	1,045	(1)
Increase in cash surrender value of insurance
	63	257	485	873
Banking fee & other income	848	870	3,452	3,453
Non-interest income	(4,764)	(1,545)	(16,987)	(1,630)
Non-interest Expense:
Salaries and employee benefits	3,146	3,341	13,372	13,157
Premises and equipment	1,036	983	4,077	3,875
Insurance premiums	232	83	917	337
Marketing	129	105	512	418
Computer services	262	263	1,043	950
Professional fees	224	132	728	760
Office expenses and supplies	187	178	807	792
Other	1,004	649	3,228	2,635
Non-interest expense	6,220	5,734	24,684	22,924
Income (loss) before income taxes	(7,720)	980	(18,210)	6,649
Provision for income tax expense (benefit)	(3,465)	361	(7,400)	2,481
Net income (loss)	$(4,255)	$619	$(10,810)	$4,168

Per share:
Net income - basic	$(0.66)	$0.11	$(1.78)	$0.75
Net income - diluted	$(0.66)	$0.11	$(1.78)	$0.74
Weighted average shares used in Basic EPS calculation
	6,593,926	5,553,612	6,115,540	5,541,840
Weighted average shares used in Diluted EPS calculation
	6,593,926	5,618,784	6,115,540	5,637,415
Cash dividends common per share paid	$-	$0.13	$0.20	$0.68
Cash dividends preferred per share paid	$-	$-	$-	$-
Book value of common at period-end	$6.37	$9.91	$6.37	$9.91
Tangible book value of common at period end	$5.48	$8.79	$5.48	$8.79
Book value of preferred at period-end	$23.07	$-	$23.07	$-
Ending common shares	6,770,093	5,554,003	6,770,093	5,554,003
Ending preferred shares	142,999	-	142,999	-

Financial ratios
Return on average assets	(1.42%)	0.20%	(0.89%)	0.36%
Return on average equity	(32.66%)	4.09%	(23.27%)	6.29%
Average equity to average assets (leverage ratio)
	4.35%	4.93%	3.80%	5.71%
Net interest margin	2.76%	2.94%	2.59%	2.90%
Efficiency ratio	71.49%	59.51%	71.78%	63.36%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per	Quarter Ended		Twelve Months Ended
share data)	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Period averages
Total assets	$1,190,929	$1,217,491	$1,221,275	$1,161,187
Securities and trading assets	$281,166	$360,894	$314,563	$315,082
Total loans, net of allowance	$801,953	$771,991	$802,288	$764,056
Total earning assets	$1,137,171	$1,169,141	$1,179,216	$1,109,491
Total deposits	$887,406	$819,257	$870,903	$771,123
Total equity	$51,823	$60,000	$46,445	$66,292

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Quarter Ended
(In thousands, except per	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
share data)	2008	2008	2008	2008	2007

Interest income	$16,495	$17,583	$18,457	$19,565	$21,249
Interest expense	8,706	9,898	11,195	11,850	12,740
Net interest income	7,789	7,685	7,262	7,715	8,509
Provision for loan losses	4,525	1,565	400	500	250
Net interest income after provision for loan losses
	3,264	6,120	6,862	7,215	8,259
Non-interest income:
Gain/(loss) on sale of AFS	-	-	(295)	1,402	-
Income (loss) from trading assets	(8)	(28)	6	(8,670)	(2,424)
Other-than-temporary loss	(3,767)	(5,575)	(2,412)	(70)	(247)
Gain on termination of cash flow hedge	(450)	-	2,338	-	-
Loss on write-down of real estate owned	(1,446)	(393)	(2,603)	-	-
Other gain (loss)	(4)	-	1,048	1	(1)
Increase in cash surrender value of insurance
	63	180	49	193	257
Banking fee & other income	848	879	886	840	870
Non-interest income	(4,764)	(4,937)	(983)	(6,304)	(1,545)
Non-interest Expense:
Salaries and employee benefits	3,146	3,428	3,261	3,536	3,341
Premises and equipment	1,036	1,025	1,023	993	983
Insurance premiums	232	247	227	212	83
Marketing	129	143	143	96	105
Computer services	262	235	290	256	263
Professional fees	224	198	170	135	132
Office expenses and supplies	187	192	218	209	178
Other	1,004	801	752	673	649
Non-interest expense	6,220	6,269	6,084	6,110	5,734
Income (loss) before income taxes	(7,720)	(5,086)	(205)	(5,199)	980
Provision for income tax expense (benefit)	(3,465)	(1,908)	(74)	(1,953)	361
Net income (loss)	$(4,255)	$(3,178)	$(131)	$(3,246)	$619

Per share:
Net income - basic	$(0.66)	$(0.52)	$(0.02)	$(0.58)	$0.11
Net income - diluted	$(0.66)	$(0.52)	$(0.02)	$(0.58)	$0.11
Weighted average shares used in Basic EPS calculation
	6,593,926	6,141,216	6,131,243	5,590,236	5,553,612
Weighted average shares used in Diluted EPS calculation
	6,593,926	6,141,216	6,131,243	5,590,236	5,618,784
Cash dividends common per share paid	$-	$-	$0.07	$0.13	$0.13
Cash dividends preferred per share paid	$-	$-	$-	$-	$-
Book value common at period-end	$6.37	$7.52	$6.83	$6.96	$9.91
Tangible book value of common at period-end	$5.48	$6.59	$5.84	$5.96	$8.79
Book value preferred at period-end	$23.07	$25.00	$-	$-	$-
Ending common shares	6,770,093	6,590,011	6,131,243	6,131,243	5,554,003
Ending preferred shares	142,999	118,757	-	-	-
Financial ratios
Return on average assets	(1.42%)	(1.05%)	(0.04%)	(1.06%)	0.20%
Return on average equity	(32.66%)	(30.07%)	(1.16%)	(28.14%)	4.09%
Average equity to average assets (leverage ratio)
	4.35%	3.49%	3.60%	3.78%	4.93%
Net interest margin	2.76%	2.67%	2.37%	2.60%	2.94%
Efficiency ratio	71.49%	71.69%	74.22%	69.84%	59.51%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Quarter Ended
(In thousands, except per	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
share data)	2008	2008	2008	2008	2007

Period averages
Total assets	$1,190,929	$1,203,212	$1,264,534	$1,226,937	$1,217,491
Securities and trading assets	$281,166	$284,709	$351,089	$341,984	$360,894
Total loans, net of allowance	$801,953	$812,145	$805,870	$789,079	$771,991
Total earning assets	$1,137,171	$1,166,035	$1,227,326	$1,186,936	$1,169,141
Total deposits	$887,406	$844,065	$895,029	$857,215	$819,257
Total equity	$51,823	$42,049	$45,503	$46,402	$60,000

Balance sheet at period-end
Cash and due from banks	$27,040	$24,549	$18,636	$24,599	$14,433
Investments and fed funds sold	274,459	286,070	291,022	335,206	353,829
Loans held for sale	-	-	-	16,654	-
Loans before allowance for loan losses	809,774	818,407	809,385	789,366	789,072
Allowance for loan losses	(11,449)	(7,035)	(6,847)	(6,945)	(6,446)
Goodwill and core deposit intangibles	6,050	6,087	6,074	6,136	6,198
Other assets	89,761	84,247	83,405	79,052	66,316
Total assets	$1,195,635	$1,212,325	$1,201,675	$1,244,068	$1,223,402

Interest bearing deposits	$853,523	$856,822	$855,900	$831,033	$786,263
Non-interest bearing deposits	46,070	45,805	43,813	49,000	50,070
Other borrowings	235,273	248,920	252,125	308,148	322,755
Other liabilities	14,331	8,280	7,939	13,237	9,272
Shareholders' equity	46,438	52,498	41,898	42,650	55,042
Total liabilities and shareholders' equity	$1,195,635	$1,212,325	$1,201,675	$1,244,068	$1,223,402

Asset quality and capital - at period-end

Non-accrual loans &/or past due 90 days	$12,122	$1,506	$6,891	$12,032	$3,283
Other real estate owned, net	7,449	8,841	4,135	-	-
Total non-performing assets	$19,571	$10,347	$11,026	$12,032	$3,283

Allowance for losses to loans	1.41%	0.86%	0.85%	0.86%	0.82%
Non-performing assets to total loans	2.42%	1.26%	1.36%	1.49%	0.42%
Non-performing assets to total assets	1.64%	0.85%	0.92%	0.97%	0.27%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Three Months Ended			Three Months Ended
(In thousands)	December 31, 2008			December 31, 2007
	Balance	Income	Rate	Balance	Income	Rate
Interest earning assets:
Loans receivable (1)	$801,953	$13,176	6.56%	$771,991	$15,115	7.81%
FHLB stock	12,052	(52)	(1.72%)	12,297	164	5.29%
Securities and trading account assets (2)	310,116	3,366	4.34%	372,761	5,922	6.35%
Cash and cash equivalents (3)	13,050	5	0.15%	12,092	48	1.57%
Total interest earning assets	1,137,171	16,495	5.79%	1,169,141	21,249	7.25%
Non-interest-earning assets	53,758			48,350
Total assets	$1,190,929			$1,217,491

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$160,344	$953	2.36%	$100,345	$664	2.63%
Passbook accounts and certificates
of deposit	686,698	5,686	3.29%	671,285	8,132	4.81%
Total deposits	847,042	6,639	3.12%	771,630	8,796	4.52%

FHLB advances (4)	194,293	1,438	2.94%	251,209	3,023	4.77%
Reverse repurchase agreements	19,797	158	3.12%	50,394	403	3.13%
Other borrowings (5)	25,774	471	7.15%	25,774	518	7.86%
Total interest-bearing liabilities	1,086,906	8,706	3.17%	1,099,007	12,740	4.58%
Non-interest-bearing deposits	40,364			47,627
Non-interest-bearing liabilities	11,836			10,857
Total liabilities	1,139,106			1,157,491
Stockholders' equity	51,823			60,000
Total liabilities and stockholders' equity	$1,190,929			$1,217,491
Net interest-earning assets (liabilities)	$50,265			$70,134

Net interest income/interest rate spread		$7,789	2.62%		$8,509	2.67%
Net interest margin			2.76%			2.94%
Ratio of average interest-earning assets to average interest-bearing liabilities
			104.62%			106.38%

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets.  Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3) Consists of cash due from banks and federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other subordinated debt.

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Twelve Months Ended			Twelve Months Ended
(In thousands)	December 31, 2008			December 31, 2007
	Balance	Income	Rate	Balance	Income	Rate
Interest earning assets:
Loans receivable (1)	$802,288	$54,793	6.83%	$764,056	$60,317	7.90%
FHLB stock	13,077	530	4.05%	13,169	692	5.25%
Securities and trading account assets (2)	347,636	16,634	4.78%	320,246	18,855	5.89%
Cash and cash equivalents (3)	16,215	143	0.88%	12,020	260	2.16%
Total interest earning assets	1,179,216	72,100	6.11%	1,109,491	80,124	7.23%
Non-interest-earning assets	42,059			51,696
Total assets	$1,221,275			$1,161,187

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$156,277	$3,919	2.51%	$100,454	$2,656	2.64%
Passbook accounts and certificates of deposit
	671,967	25,529	3.80%	623,088	30,217	4.85%
Total deposits	828,244	29,448	3.56%	723,542	32,873	4.54%

FHLB advances (4)	233,995	9,590	4.10%	234,544	11,598	4.94%
Reverse repurchase agreements	32,865	1,016	3.04%	54,910	1,723	3.18%
Other borrowings (5)	25,774	1,595	6.09%	25,774	2,077	8.17%
Total interest-bearing liabilities	1,120,878	41,649	3.70%	1,038,770	48,271	4.63%
Non-interest-bearing deposits	42,659			47,581
Non-interest-bearing liabilities	11,293			8,544
Total liabilities	1,174,830			1,094,895
Stockholders' equity	46,445			66,292
Total liabilities and stockholders' equity	$1,221,275			$1,161,187
Net interest-earning assets (liabilities)	$58,338			$70,721

Net interest income/interest rate spread		$30,451	2.41%		$31,853	2.60%
Net interest margin			2.59%			2.90%
Ratio of average interest-earning assets to average interest-bearing liabilities
			105.20%			106.81%

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets.  Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3) Consists of cash due from banks and federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other subordinated debt.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644